CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

November 29, 2017

Board of Directors of RTO Finance Corp.

We hereby consents to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our reports dated September 17, 2017, with respect to the balance sheet of RTO Finance Corp. as of August 31, 2017 and the related statements of operations, shareholders'  equity and cash flows for the period from August 23, 2017 (inception) to August 31, 2017 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

November 29, 2017